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                                  EXHIBIT 10-B

            AMSOUTH TRANSFER/EMPLOYEE RELOCATION POLICY PROPOSAL
                                FEBRUARY 1994

POLICY: It is the policy of AmSouth to assist newly hired and current employees who are asked by management to relocate themselves and their families in order to assume new positions. The relocation assistance outlined in the procedures which follow attempt to take into consideration the level of responsibility which an individual is asked to assume as well as the personal inconvenience and expense which the employee might incur. It is the further intent of this policy to minimize personal expense while recognizing that each relocating employee must assume minimal personal responsibilities in order to benefit from the career enhancements offered by a job promotion.

              The following assistance levels may be provided in part or in whole to transferred or newly hired employees with the approval of the Human Resources Director or his designee.

LEVEL OF      Management Trainees and Other Non-Exempt Employees Relocation
ASSISTANCE    assistance not exceeding the provisions noted below may be
PROVIDED:     provided:
              . Move household furnishings plus a moving bonus of up
                to one (1) month's salary
              . Reimbursement of lease cancellation expense, not to exceed two
                (2) months' rent
              . Cash payment of up to two (2) months' salary in lieu of any other assistance

              Management and Professional Positions Below Senior Vice
               President

              Relocation assistance not exceeding the provisions noted below may be provided:

              . Reimbursement for movement of household furnishings. Non-
                household items and personal recreational items such as workshops, boats, trailers, etc. are the responsibility of the employee. AmSouth reserves the right to select the moving company. Upon selection, the Human Resources Department will authorize billing direct to AmSouth. Any additional costs for storage of household furnishings must be pre-approved by the Corporate Employment Manager.

              . Provision of a home mortgage product from either AmSouth
                Mortgage Company or AmSouth Bank at the current market rate for that product, waiving up to one percent (1%) origination fee and two (2) discount points. (Some mortgage products do not contain a provision for points.) For each loan, all normal credit qualifications must be met. The mortgage will include a non-transferability clause and will specify no prepayment penalty. All loans to Executive Officers must meet Regulation O and FIRA standards.

              . Reimbursement of normal closing costs on the purchase of a new home, except prorated insurance and taxes.

              . Normal Realtor fees incurred in the sale of existing home, not to exceed the standard fees within the community where the sale occurs. If the employee sells the home without using a Realtor, AmSouth will increase their relocation bonus by one half of the amount of the standard real estate commission that would have been charged to close on the purchase. Relocating employees are not encouraged to spend an extraordinary amount of time in attempting to sell their home themselves, which could result in unnecessary distractions and the house selling less quickly.

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LEVELS OF     . Reimbursement of closing costs in the sale of the existing
ASSISTANCE      home excluding points. This would include legal fees, title
PROVIDED        insurance policy, survey, and termite bond, if not paid by
(cont'd...):    purchaser.

              . Reimbursement of temporary living expense up to $2,000 maximum allowance. Only those expenses which an employee would not incur under normal living conditions should be charged to the Bank. Under certain circumstances, and in some more expensive markets, the Bank will consider increasing this allowance. This must be approved by the hiring manager and the Corporate Employment Manager.

              . Reimbursement of two (2) house hunting trips with spouse, limited to a total of five (5) days.

              . A bridge loan at the Company's prime lending rate. Such loans cannot exceed the assumed equity in the existing residence and must be repaid within thirty (30) days of the sale of the property.

              . A moving bonus of up to ten percent (10%) of new annual
                salary, not to exceed $7,000 may be provided to offset unusual expenses, such as interest on bridge loan, cost of new drapes, income tax on other reimbursements, etc. Exceptions to this maximum must be approved by the Director of Corporate Human Resources.

              . Reimbursement of duplicate house payments for up to twelve
                (12) months including interest, taxes, insurance, and necessary maintenance and utility expense.

              . Mileage expense for driving one (1) vehicle to the city of new residence. Additional expenses of $100 per day will be allowed while the family is in transit to the new residence.

              . Reimbursement for one (1) return trip to prior location (often to close on the sale of their home).

              . Reimbursement to renters for lease cancellation expenses limited to two (2) months' rent.

              . A cash payment of up to two (2) months' salary may be paid in lieu of all other assistance.

              Senior Vice President or Executive Officer Positions

              All assistance provided other Officers will be available. Additionally, the Officer's current primary residence may be purchased by the Company. In such cases, the following procedures will be followed:

              . Two (2) MAI appraisals will be secured using forms and
                instructions provided by the Corporate Properties Department. The purchase price will be one hundred percent (100%) of the average of these appraisals. If these appraisals are not within ten percent (10%) of each other, a third MAI appraisal will be secured and an average will be determined from the two (2) most similar. (Use of appraisers not holding the MAI designation must be approved by the Corporate Properties Department Head.)

              . The sale of the property to AmSouth Bancorporation and
                subsequent re-sale will be coordinated by the Corporate Properties Department.

              . All expenses relating to the sale of the residence to a third party will be paid by the Company.
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PROCEDURE:    All relocation offers and commitments must be reviewed by the
              Corporate Human Resources Director or his designee prior to discussion with the transferring employee.

              Each request for reimbursement must be documented on the Company's expense reimbursement form and supported by appropriate receipts. Each must be approved by the appropriate member of Executive Management and a copy sent to the Corporate Employment Manager.

              All relocation expenses will be charged to the expense center into which the employee will be assigned.

              Payment of moving bonus will be made through the payroll system with appropriate taxes withheld. The transferring employee may request payment of the moving bonus at any time following assignment to the new position.

              All relocation expenses must be incurred within one (1) year of the start date in the new position.

TAXATION OF All reimbursements of moving expenses become taxable income to REIMBURSE- the relocating employee. However, there are certain offsetting
MENTS:        deductions allowed under IRS regulations. The Corporate Human
              Resources Department will provide each transferring employee a statement at year end of all reimbursements and will include total payments within the annual statement of earnings (W-2).

              Payment of resulting tax liabilities are the responsibility of the transferring employee.

OUTSIDE       Refer to Section 100-5, and 100-15, when persons are recruited
RECRUITMENT   outside of AmSouth, the expense to the Company incurred by their
RELOCATION    relocation is negotiated as a part of the offer of employment.
EXPENSES:     All such offers must be approved in advance by a senior officer of the Corporate Human Resources Department. The provisions of this policy may provide guidance for such offers but are not necessarily followed in recruiting persons from outside the Company.